Exhibit 10.1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), is entered into by and between Resistance Acquisition, Inc., a Delaware corporation (“Parent”), and [•], a [•] (“Rights Agent”).

RECITALS

WHEREAS, Parent, Resistance Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of June 6, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will convert into the right to receive (i) the Cash Consideration and (ii) one (1) contractual contingent value right as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least forty percent (40%) of the outstanding CVRs.

“BARDA Contract” means that certain Award/Contract, dated as of December 18, 2019, by and between ASPR-BARDA and the Company, as modified March 27, 2020, July 29, 2021, September 23, 2021 and December 15, 2022 and as it may be further amended or supplemented from time to time pursuant to the terms thereto.

“BARDA Payments” means all fees, milestones, funding, reimbursements and any and all other payments paid to or accrued by any Selling Entity pursuant to or in connection with the BARDA Contract or from the Biomedical Advanced Research and Development Authority.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of this Agreement shall commence on the Effective Time and end on December 31 of the year in which the Effective Time occurs.

“Commercially Reasonable Efforts” means, with respect to the achievement of the Milestone, carrying out those obligations and tasks in a good faith, diligent manner without unreasonable interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with commercially reasonable practices of a pharmaceutical company of comparable size as the Company relating to commercializing a similar product or product candidate, as applicable, at a similar stage in its development or product life as NUZYRA, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with NUZYRA), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of NUZYRA), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors; provided, however, that the potential payment of the Milestone Payment Amount under this Agreement shall not be taken into account by Parent in determining the level of efforts to be asserted to achieve the Milestone. For the avoidance of doubt, Commercially Reasonable Efforts will not mean that a party guarantees that it will actually achieve the Milestone, and a failure to achieve the Milestone may still be consistent with Commercially Reasonable Efforts.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Payments” means any payments related to NUZYRA paid to or accrued by any Selling Entity from a governmental entity solely with respect to any amounts invoiced by or on behalf of any Selling Entity resulting from a subscription model, pull incentive or other incentive mechanism created by legislation.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (i) jointly by the Rights Agent and Parent, or (ii) if such Persons fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Rights Agent.

“Loss” has the meaning set forth in Section 3.2(f).

“Milestone” means the achievement of Net Sales of NUZYRA in the United States equal to or exceeding $320 million during any Calendar Year period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means $0.85 per CVR, without interest, if, prior to or on December 31, 2026, the Milestone is achieved.

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Trigger Date” means the date on which the Milestone is first achieved.

“Net Sales” means the gross amount invoiced by or on behalf of any Selling Entity for NUZYRA sold to third parties other than any other Selling Entity, less (a) the Permitted Deductions, less (b) the BARDA Payments, less (c) the Government Payments, less (d) Royalty Revenue in each case, as determined in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles (“GAAP”), including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of NUZYRA between or among the Company, its Affiliates, distributors, licensees and sublicensees, for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party. In the case of any sale for value other than exclusively for money (but excluding any patient assistance programs), Net Sales will be calculated on the market price of NUZYRA in the jurisdiction of sale during the relevant period.

“Net Sales Statement” means, the written statement of Parent, setting forth with reasonable detail: (1) a calculation of cumulative Net Sales in the United States of NUZYRA for the period to which the Net Sales Statement relates, (2) a calculation of the Permitted Deductions recorded during the period to which the Net Sales Statement relates, (3) a calculation of the BARDA Payments recorded during the period to which the Net Sales Statement relates, (4) a calculation of the Government Payments recorded during the period to which the Net Sales Statement relates, (5) a calculation of Royalty Revenue recorded during the period to which the Net Sales Statement relates and (6) to the extent that sales for NUZYRA are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“NUZYRA” means the oral or intravenous formulations of omadacycline known as NUZYRA.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Deductions” means, without duplication, the following deductions to the extent included in the gross invoiced sales price of NUZYRA, or otherwise directly paid or incurred by the Selling Entity with respect to the sale:

(1) normal and customary trade and quantity discounts, including prompt payment discounts, actually allowed and properly taken directly with respect to sales of NUZYRA;

(2) amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to NUZYRA;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of NUZYRA, including such payments mandated by programs of Governmental Bodies;

(4) rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of Governmental Bodies;

(6) reasonable reserves made for uncollectible debt or amounts on previously sold products to the extent actual collections do not ultimately exceed the amount of Net Sales net of such reserves;

(7) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(8) transportation, freight, postage, importation, shipping insurance and other handling expenses;

(9) institutional and other buying group chargebacks;

(10) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111 148 (as amended) and reasonably allocable to sales of NUZYRA;

(11) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers, or Medicare Prescription Drug Plans relating to NUZYRA;

(12) amounts paid or credited to wholesalers for services related to the sales of NUZYRA; and

(13) required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Company.

“Permitted Transfer” means: a Transfer of a CVR (a) on death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

“Progress Report” has the meaning set forth in Section 4.5.

“Review Request Period” has the meaning set forth in Section 4.8(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Royalty Revenue” means all fees, milestones, royalties and other payments paid to or accrued by any Selling Entity by any third party licensor in consideration for a license to any Patents or other Intellectual Property of the Selling Entities, including, but not limited to, (a) any payments (including but not limited to royalties, milestones, and sublicense revenue) received by any Selling Entity pursuant to a license agreement between such Selling Entity and a third party headquartered in China, including that certain License and Collaboration Agreement, by and between Zai Lab (Shanghai) Co., Ltd. and Paratek Bermuda Ltd., dated April 21, 2017 and as it may be further amended or supplemented from time to time pursuant to the terms thereto; (b) any such payments that are made or owed pursuant to any future license agreements between the Selling entity and a third party for the exploitation of NUZYRA; (c) any royalties received by the Selling Entity under an agreement to exploit NUZYRA; and (d) any amounts received by any Selling Entity from a third party for sale of the right to receive royalties based on sales of NUZYRA.

“Selling Entity” means Parent and each of its controlled Affiliates, licensees, sublicensees and other rights transferees.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2. CONTINGENT VALUE RIGHTS

2.1. CVRs; Appointment of Rights Agent.

(a) The CVR represents the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be the holders of shares of Company Common Stock (other than any Dissenting Shares), immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement. After the date hereof, Parent may from time to time instruct the Rights Agent to include as Holders certain record holders of Company Convertible Notes who have elected to convert such Company Convertible Notes into Merger Consideration pursuant to Section 5.20 of the Merger Agreement and the First Supplemental Indenture in respect of such Company Convertible Notes.

(b) Parent hereby appoints the Rights Agent to act as Rights Agent for Parent in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2. Nontransferable. The CVR may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVR will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided and shall update and maintain the CVR Register from time to time at Parent’s instruction to reflect the then updated list of Holders (including record holders of Company Convertible Notes who have elected to convert such Company Convertible Notes into Merger Consideration pursuant to Section 5.20 of the Merger Agreement and the First Supplemental Indenture in respect of such Company Convertible Notes). The CVR Register will initially show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of Transfer of a CVR, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, promptly record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) As promptly as practicable, and in any event on or before the thirtieth (30th) calendar day following the Milestone Trigger Date, Parent will deliver to the Rights Agent a notice (the “Milestone Notice”) indicating that the Milestone was achieved. Parent will duly deposit or cause to be deposited with the Rights Agent, upon or prior to the delivery of the Milestone Notice, the applicable Milestone Payment Amount to be made to the Holders in accordance with the terms of this Agreement. Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

(b) The Rights Agent will, within twenty (20) calendar days of receipt of the Milestone Notice (each such date, a “Milestone Payment Date”), send each Holder at its registered address a copy of the Milestone Notice.    At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Milestone Payment Amount multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date.

(c) Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable tax law, as may be determined by Parent or the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Any portion of any Milestone Payment Amount that remains undistributed to the Holders six (6) months after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVR will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVR to any Holder.

(b) The CVR will not represent any equity or ownership interest in Parent or in any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, in accordance with the terms hereof.

2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

3. THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful or intentional misconduct, bad faith or gross negligence of the Rights Agent.

3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by Parent;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations or duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; provided that this Section 3.2(f) shall not apply with respect to income, receipt, franchise or similar taxes;

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the

Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution as soon as is reasonably possible will appoint a qualified successor Rights Agent, who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights that survive its resignation or removal under the terms hereunder.

4. COVENANTS

4.1. List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time.

4.2. Payment of Milestone Payment Amount. Parent will promptly deposit with the Rights Agent, for payment to each Holder, the Milestone Payment Amount, if any, prior to the Milestone Payment Date if such amount is payable in accordance with the terms of this Agreement.

4.3. Milestones. Parent shall, and shall cause its controlled Affiliates to, use Commercially Reasonable Efforts to achieve the Milestone.

4.4. Books and Records. Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder pursuant to Section 4.8 hereof.

4.5. Progress Reports. Within sixty (60) days after the end of each Calendar Year prior to the achievement Milestone Trigger Date, Parent shall provide the Rights Agent with a written report setting forth in reasonable detail the activities Parent and its Affiliates have undertaken in the preceding twelve (12)-month period to market and commercialize NUZYRA (each, a “Progress Report”).

4.6. Net Sales Statements. For each Calendar Year ending on or prior to December 31, 2026, Parent shall provide the Rights Agent with a Net Sales Statement within sixty (60) days after the end of such Calendar Year.

4.7. Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, except if and to the extent that the Rights Agent or any Holder is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Person or any of its affiliates are listed or traded, or (iii) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

4.8. Audits.

(a) Upon the written request of the Rights Agent or the Acting Holders within thirty (30) days of the delivery of any Net Sales Statement (each period, a “Review Request Period”) but no more than once per Calendar Year, Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any sale transaction reasonably requested by such Independent Accountant. The Independent Accountant shall be charged to come to a final determination with respect to only those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause to its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements. The fees charged by such accounting firm shall be paid by Parent.

(b) If the Independent Accountant concludes that the Milestone was achieved and the Milestone Payment Amount was not paid to the Holders, Parent shall pay or caused to be paid to the Rights Agent the Milestone Payment Amount with respect to each CVR within ninety (90) calendar days of the date the Acting Holders deliver to Parent the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(c) If, upon the expiration of a Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.8, the calculations set forth in such Net Sales Statement shall be binding and conclusive upon the Holders.

(d) Each Person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.8 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such Person to retain all such information disclosed to such Person in confidence pursuant to such confidentiality agreement.

5. AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Notwithstanding anything else to the contrary herein, without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVR is not subject to registration under the Securities Act or the Exchange Act;

(v) to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(vi) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of sixty-five percent (65%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones,

(ii) reduce the number of CVRs, or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Section 5.3 the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6. OTHER PROVISIONS OF GENERAL APPLICATION

6.1. Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[•]

[•]

[•]

[•]

Telephone:  [•]

Facsimile:   [•]

Attention:   [•]

If to Parent, to it at:

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Email:         [***]

Attention:   Adam Dilluvio

with a copy to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Telephone:    +1.617.948.6060

Facsimile:     +1.212.751.4864

Email:           [***]

                      [***]

Attention:     Peter Handrinos

                      Leah Sauter

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3. Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent or to any purchaser or licensee of substantially all rights to NUZYRA (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub (and such other assignor, if applicable) shall remain liable for the performance by Parent and Merger Sub (and such other assignor, if applicable) of their obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, and this Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate pursuant to this Section 6.3 and each Assignee. If Parent assigns this Agreement to a third party prior to the termination of this Agreement in accordance with Section 6.9, the full Milestone Payment Amount shall become immediately due and payable to each of the Holders.

6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees, and the Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The rights of Holders are limited to those expressly provided in this Agreement.

6.5. Governing Law. This Agreement, the CVR and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties hereto need not sign the same counterpart.

6.8. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware (and the appellate courts thereof), in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware (and the appellate courts thereof); provided, that, each of the parties hereto has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, Parent and the Rights Agent may mutually agree to a jurisdiction other than Delaware for any litigation directly between Parent and the Rights Agent arising out of or relating to this Agreement.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

6.9. Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earlier to occur of (a) the payment in full of the potential Milestone Payment Amount required to be paid under the terms of this Agreement, (b) the expiration of the final Review Request Period (if there is no ongoing audit pursuant to Section 4.8 and assuming that any Milestone Payment Amount determined to be owed by the Independent Accountant is actually paid in accordance with the terms of this Agreement), or (c) if a written request is received during the final Review Request Period, the later of (i) the date that the final Independent Accountant’s written report is delivered to Parent and the Holders, or (ii) if applicable, the receipt of payment of the Milestone Payment Amount by all Holders, in each case, pursuant to Section 4.8.

6.10. Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

6.11. Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RESISTANCE ACQUISITION, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreements]